                                                Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-56406

PROSPECTUS SUPPLEMENT NO. 29
----------------------------

                                  $829,823,000

                               DANAHER CORPORATION

                     LIQUID YIELD OPTION (TM) NOTES DUE 2021
                             (ZERO COUPON -- SENIOR)
                                       AND
                           COMMON STOCK ISSUABLE UPON
                             CONVERSION OF THE LYONS

         This prospectus supplement supplements the prospectus dated March 16, 2001 of Danaher Corporation, as supplemented March 20, 2001, April 17, 2001,
May 2, 2001, May 23, 2001, June 21, 2001, July 9, 2001, July 17, 2001, July 30,
2001, August 14, 2001, August 27, 2001, August 28, 2001, October 10, 2001,
October 23, 2001, November 6, 2001, November 27, 2001, December 11, 2001, January 2, 2002, January 17, 2002, March 1, 2002, March 27, 2002, April 25,
2002, May 13, 2002, May 23, 2002, August 21, 2002, August 28, 2002, November 20,
2002, February 6, 2003 and March 13, 2003 relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $829,823,000 aggregate principal amount at maturity of LYONs and the common stock issuable upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                     Aggregate
                                                     Principal
                                                     Amount at                     Number of Shares
                                                    Maturity of     Percentage      of Common Stock     Percentage of
                                                     LYONs That      of LYONs         That May be        Common Stock
Name                                                May be Sold    Outstanding         Sold(1)         Outstanding(2)
----                                                -----------    ------------    ----------------    --------------

Conseco Annuity Assurance - Multi Bucket            $2,500,000           *               18,169               *
   Annuity Convertible Bond Fund

Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                                                     Aggregate
                                                     Principal
                                                     Amount at                      Number of Shares
                                                    Maturity of      Percentage      of Common Stock     Percentage of
                                                     LYONs That       of LYONs         That May be        Common Stock
Name                                                May be Sold     Outstanding         Sold(1)         Outstanding(2)
----                                                ------------    ------------    ----------------    --------------

Lehman Brothers Inc.                                $ 46,000,000         5.5%             334,309             *
All other holders of LYONs or future transferees,   $202,211,000        24.4%           1,469,588            1.0%
pledgees, donees, assignees or successors of any
such holders (3)(4)

----------------
* Less than one percent (1%).

(1)      Assumes conversion of all of the holder's LYONs at a conversion rate of
         7.2676 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 150,909,505 shares of common stock outstanding as of March 25, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

         Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" section beginning on page 12 of the prospectus.

         Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is April 29, 2003.

(TM)Trademark of Merrill Lynch & Co., Inc.